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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        --------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): June 25, 2004





                              GENESIS ENERGY, L.P.
             (Exact name of registrant as specified in its charter)




        Delaware                        1-12295               76-0513049
(State or other jurisdiction of       (Commission           (I.R.S. Employer
 incorporation or organization)       File Number)         Identification No.)




   500 Dallas, Suite 2500, Houston, Texas                        77002
  (Address of principal executive offices)                     (Zip Code)




                         (713) 860-2500 (Registrant's
                    telephone number, including area code)






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                                       -2-
Item 5.  Other Events.

On June 25, 2004, Genesis Energy, L.P. ("GELP") announced a settlement with the Justice Department, the U.S. Environmental Protection Agency, and the State of Mississippi for penalties and natural resource restoration and damages resulting from the Leaf River oil spill that occurred in Mississippi in December of 1999. Genesis will incur penalties totaling $3.0 million consisting of a $1.0 million civil penalty anticipated to be paid during the third quarter of 2004 and performance during 2004 of a land acquisition and conservation supplemental environmental project within the Leaf River watershed at a cost of at least $2.0 million. Additionally, Genesis will be responsible for performing natural resource damage assessment projects, paying for governmental oversight and for other special projects over the course of the next five years.

The terms of the settlement were anticipated by Genesis as it took charges in 2002 and 2003 for $3.0 million in penalties and associated costs related to the spill. Genesis does not expect the conservation supplemental environmental project to materially exceed $2.0 million. Substantially all other costs related to the spill have been or are expected to be covered by insurance. Genesis expects that there will be no financial reporting impact in 2004 resulting from this settlement or from the spill.

This settlement resolves claims under the federal Clean Water Act and Oil Pollution Act and the Mississippi Air and Water Pollution Control Law. This settlement is in addition to more than $20 million that Genesis spent to clean up the spill, substantially all of which was covered by insurance.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits

          99.1     Copy of Genesis Energy, L.P.'s press release dated
                   June 25, 2004


                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       GENESIS ENERGY, L.P.
                                      (A Delaware Limited Partnership)

                                       By: GENESIS ENERGY, Inc., as
                                              General Partner


Date:  June 28, 2004                   By:     /s/  ROSS A. BENAVIDES
                                       ---------------------------------
                                                Ross A. Benavides
                                                Chief Financial Officer



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